UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2019 (August 1, 2019)

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-3610	25-0317820
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 200
Pittsburgh, Pennsylvania	15212-5872
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2758

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	ARNC	New York Stock Exchange
$3.75 Cumulative Preferred Stock, par value $100 per share	ARNC PR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Letter Agreement with Chief Executive Officer

On August 1, 2019, Arconic Inc. (the “Company”) entered into a letter agreement with John C. Plant providing for an extension of Mr. Plant’s term of employment as Chief Executive Officer, which was originally scheduled to conclude on February 6, 2020, through the earlier of August 6, 2020 and the date on which the expected separation of the Company’s engineered products and forging and global rolled products businesses through a spinoff of one of such businesses (the “Separation”) occurs. The letter agreement provides that if the Separation occurs prior to August 6, 2020, Mr. Plant will serve as an Advisor to the Company and its Board of Directors through August 6, 2020.

In connection with the extension of Mr. Plant’s term of employment, the letter agreement provides that the Company will grant to Mr. Plant: (i) a time-vesting restricted stock unit award relating to 400,000 shares of common stock of the Company, par value $1.00 per share (the “Common Stock”), vesting on August 6, 2020, subject to Mr. Plant’s continued employment through such date, provided that a prorated portion of such restricted award would vest upon a termination of Mr. Plant’s employment by Mr. Plant for good reason or due to Mr. Plant’s death or disability, and such award would vest upon a termination of Mr. Plant’s employment by the Company without cause or upon the occurrence of a change in control of the Company, and (ii) a performance-vesting restricted stock unit award relating to 200,000 shares of Common Stock, divided into four tranches, each comprised of 50,000 shares of Common Stock, vesting with respect to one tranche, on August 6, 2020, generally subject to occurrence of the Separation prior to such date and to Mr. Plant’s continued employment through such date (the “Separation-related Tranche”), and with respect to the remaining three tranches, on the later of August 6, 2020 and the date of achievement of Common Stock price thresholds of $32, $34, and $36, respectively, no later than August 6, 2021, subject to Mr. Plant’s continued employment through August 6, 2020 (the “Stock Price-related Tranches”), provided that a prorated portion of each of the four tranches would vest upon a termination of Mr. Plant’s employment by Mr. Plant for good reason or due to Mr. Plant’s death or disability (subject, in the case of the Stock Price-related Tranches, to achievement of the underlying performance goals), and each of the four tranches would vest upon a termination of Mr. Plant’s employment by the Company without cause or upon the occurrence of a change in control of the Company (subject to achievement of the underlying performance goals, except that the Separation-related Tranche would vest irrespective of achievement of the underlying performance goal upon the occurrence of a change in control).

The foregoing description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreement filed herewith as Exhibit 10.1.

Departure of President and Chief Operating Officer

On August 2, 2019, the Company announced that Elmer Doty, President and Chief Operating Officer, will separate from employment with the Company, effective August 16, 2019. Mr. Doty will continue to serve as a non-employee director of the Company. Mr. Doty’s separation from employment will constitute a termination by the Company without cause for purposes of the letter agreement between Mr. Doty and the Company dated February 15, 2019.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

Exhibit No.	Description

10.1	Letter Agreement, by and between Arconic Inc. and John C. Plant, dated as of August 1, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC INC.

Dated: August 2, 2019	By:	/s/ Katherine H. Ramundo
	Name:	Katherine H. Ramundo
	Title:	Executive Vice President, Chief Legal Officer and Secretary

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